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                                                                 EXHIBIT 23.2(a)


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 30, 1999, relating to AverStar, Inc., in the Registration Statement (Form S-1 No. 33-00000) and related Prospectus of AverStar, Inc. for the registration of 000,000 shares of its common stock.


                                    Ernst & Young LLP
Boston, Massachusetts
May 14, 1999


We have audited the consolidated financial statements of AverStar, Inc. as of December 31, 1997 and 1998, and for the year ended February 28, 1997, the ten month period ended December 31, 1997 and the year ended December 31, 1998, and have issued our report thereon dated March 30, 1999 included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Boston, Massachusetts
March 30, 1999